Exhibit 99.1

September 15, 2015

Via E-mail and Overnight Mail

Timothy P. Walbert

Chairman of the Board, President and Chief Executive Officer

Horizon Pharma plc

Connaught House, 1st Floor, 1 Burlington Road

Dublin 4, Ireland

Re:  Your August 19 Record Date Request

Dear Mr. Walbert:

Please be advised that the Depomed Board of Directors has set a record date of Friday, November 13, 2015 to determine shareholders entitled to request a special meeting to vote on the proposal contained in Annex A to your August 19, 2015 record date request.  For your reference we are attaching a copy of such proposal to this letter.

We note that although the Board has chosen to set a record date to determine shareholders entitled to request a special meeting to vote on the proposal set forth on Annex A, the setting of such record date shall not be deemed to be an admission that your August 19, 2015 letter satisfies the requirements of the Bylaws for submission of a valid “Record Date Request Notice” thereunder.  Depomed reserves all of its rights, including the right to contest the validity of your August 19, 2015 submission and the proposal set forth on Annex A, and bring and defend lawsuits in connection with your August 19, 2015 letter and other submissions by Horizon.

Sincerely,

Depomed, Inc.

By:	/s/ Matthew M. Gosling
Name: Matthew M. Gosling
Title: Senior Vice President and General Counsel

Annex A

Proposal

RESOLVED, that the following seven individuals be and hereby are elected to serve as directors on the Board, contingent on Proposal 1 being passed: Robert M. Daines, Charles M. Fleischman, Elizabeth M. Greetham, Jack L. Kaye, Steven A. Lisi, Steven J. Shulman and Ralph H. Thurman (each, a “Nominee” and, collectively, the “Nominees”).